Exhibit 3.4



                                                      State  of  Delaware
                                                      Secretary  of  State
                                                   Division  of  Corporations
                                                Delivered  11:20  AM  05/08/2006
                                                  FILED  11:30  AM  05/08/2006
                                                SRV  060429677  -  3098902  FILE



                                STATE OF DELAWARE
                             CERTIFICATE FOR RENEWAL
                             AND REVIVAL OF CHARTER



The corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1.  The  name  of  this  corporation  is  International  Test  Systems,  Inc.

2. Its registered office in the State of Delaware is located at 508 Main Street, City of Wilmington, Zip Code 19804, County of New Castle, the name of its registered agent is Incorp Services, Inc.

3. The date of filing of the original Certificate of Incorporation in Delaware was 9/20/1999.

4. The date when restoration, renewal, and revival of the charter of this company is to commence is the 28th day of February 2005, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

5. This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 2005, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters the last and acting authorized officer hereunto set his/her hand to this certificate this 26th day of April A.D. 2006.

                                /s/  Carey  G.  Birmingham
                                --------------------------
                                Carey  G.  Birmingham
                                Chief  Executive  Officer

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